Exhibit 10.17

Amendment No. 1 to RMS Service Agreement

This Amendment No. 1 to Service Agreement (“the “Amendment”) is made and entered into as of the date of the last signature below (the “Amendment Effective Date”) by and between InCube Labs, LLC, a Delaware limited liability company (“InCube”), and Rani Therapeutics, LLC, a California limited liability company (“Rani”), each a “Party” and collectively the “Parties.”

WHEREAS, InCube and Rani Management Services, Inc. (“RMS”) entered into a Service Agreement effective as of January 1, 2021 (the “Service Agreement”) for the purpose of providing and/or receiving certain services between the Parties; and

WHEREAS, RMS assigned to Rani, and Rani assumed from RMS, the Service Agreement pursuant to an Assignment and Assumption Agreement made and effective as of April 1, 2022;

WHEREAS, the Parties desire to amend the Service Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be bound hereby, the Parties agree as follows:

1.
Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Service Agreement.
2.
Occupancy Services. Effective as of the Amendment Effective Date, Exhibit A of the Service Agreement is hereby amended by replacing Exhibit A of the Service Agreement with Exhibit A attached to this Amendment.

3. Miscellaneous. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. This Amendment may be executed by electronic signatures (e.g., using DocuSign or e-SignLive) or signatures transmitted by electronic means (e.g., facsimile, email, pdf format), each of which shall be deemed a valid and enforceable signature and means of delivery. Neither Party may assign or otherwise transfer this Amendment except in connection with a permitted assignment of the Service Agreement. Subject to the foregoing, this Amendment shall bind and inure to the benefit of the Parties hereto and their successors and assigns. This Amendment shall be governed by the laws of the state of California without reference to conflict of laws principles. Resolution of any dispute under or related to this Amendment shall be subject to and handled in accordance with the dispute resolutions set forth in Section 15 of the Service Agreement. This Amendment, together with the Service Agreement, contains the entire understanding and agreement between the Parties with respect to the subject matter hereof. Headings are included for convenience only and shall not be used in interpreting this Amendment. If any provision of this Amendment is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law. Any failure to enforce any provision of this Amendment shall not constitute a waiver thereof or of any other provision. This Amendment may not be amended, nor any obligation waived, except by a writing signed by both Parties hereto.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed by its duly authorized representative.

InCube Labs, LLC Rani Therapeutics, LLC

By: /s/ Mir Imran By: /s/ Svai Sanford

Name: Mir Imran Name: Svai Sanford

Title: Chairman and CEO Title: Chief Financial Officer

Date: March 15, 2024 Date: March 14, 2024

Exhibit-A

Service Rates – 2024

Any modification to, or replacement of, this Exhibit A must be made in accordance with Section 16.2 of this Agreement.

Definitions:

• The “InCube Facility” is the building and grounds (including parking spaces) at 2051 Ringwood Ave., San Jose, CA 95131.

• “Markup” = 25% = 0.25

• “Fringe” = 22% = 0.22

• “Hourly Billing Rate”:

•	for salaried employees, Hourly Billing Rate = (salary/2080) x (1 + Markup + Fringe)

•	for hourly employees, Hourly Billing Rate = (hourly wage) x (1 + Markup + Fringe)

• “Actual Hours” = actual hours incurred by Provider’s employees on the requested Services, limited for salaried employees to 40 hours total per week per individual for all provided Services combined; and PTO, Flex, sick, holiday, bereavement, jury duty, or other time-off hours are not to be included in Actual Hours

Service	Obligations; Charges

Occupancy	The effective date for Occupancy Services is January 1, 2024.

Premises: InCube will make available to Rani Therapeutics, LLC (“Rani”) as its Exclusive Portion approximately 24,000 square feet of the InCube Facility (including offices, work cubicles, laboratories, and manufacturing areas), which constitutes the entire InCube Facility. There will be no Shared Portion.

Invoice: InCube can invoice to Rani an amount equal to $60,000 per month (calculated at $2.50 per square foot).

Tax and insurance: Rani will pay to InCube the insurance and real property tax on the InCube Facility. Real property tax includes any charge, levy, assessment, or fee imposed by any authority having direct or indirect power to tax, including, without limitation, any city, county, state or federal government, or any improvement district.

Invoice: InCube can invoice to Rani an amount equal to $7,600 per month initially. The Parties will true-up the actual tax and insurance at least quarterly and may then adjust the monthly payment to reflect estimated costs for the next quarter.

Additional parking: InCube will provide Rani with extended parking capability under the parking license agreement between InCube and McNeal Enterprises, Inc. (“McNeal”). RMS and InCube executed a Parking Agreement dated January 1, 2021, which was assigned by RMS to Rani effective July 1, 2022 pursuant to an Assignment and Assumption Agreement. Rani will directly pay McNeal the sum of $1,850 per month, and Rani agrees to pay any increased amount that may be charged by McNeal, or any additional amount McNeal may charge for additional parking spaces that may be requested by Rani. Time of access to the extended parking may be limited by McNeal as acknowledged by Rani.

Administrative	None specified.

Personnel (other than Administrative)

Rani may provide Personnel Services to InCube upon request subject to availability of resources.

Invoice:

•  Rani can invoice InCube for all Personnel Services performed by its employees, using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate).

•  Rani can invoice InCube all amounts paid to a Subcontractor of Rani to perform the Personnel Services, without markup.

•  Rani can invoice InCube for Out-of-Pocket Costs related to performance of the Personnel Services, without markup.

Special

Either Party (as Provider) may provide Special Services to the other Party (as Recipient) upon request subject to availability of resources.

Invoice:

•  Provider can invoice for all Special Services performed by its employees using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate).

•  Provider can invoice Recipient all amounts paid to a Subcontractor of Provider to perform the Special Services, without markup.

•  Provider can invoice Recipient for Out-of-Pocket Costs related to performance of the Special Services, without markup.